Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
May 22, 2009	Investor Relations Dept.
(800) 536-7453
TORCH ENERGY ROYALTY TRUST DECLARES
SECOND QUARTER 2009 DISTRIBUTION
HOUSTON — Torch Energy Royalty Trust (“Trust”) (NYSE: TRU) (www.torchroyalty.com) today announced that there will be a cash distribution of 35.0 cents per unit, payable on June 10, 2009 to unitholders of record on June 1, 2009. A portion of this cash distribution is attributable to the release of a portion of the Trust’s cash reserve account, totaling $2.4 million or 27 cents per unit. The cash reserve account was established, pursuant to Section 3.07 of the Trust Agreement, for the payment of contingent or uncertain liabilities associated with the winding up of the Trust. The current quarter’s cash distribution also includes the net proceeds attributable to the Trust’s net profits interests in the underlying properties pertaining to production during the quarter ended March 31, 2009 totaling $0.6 million or 8 cents per unit.
Production attributable to the Trust’s net profits interests, excluding the Robinson’s Bend field and infill wells, was 319,099 Mcf of gas and 4,581 Bbls of oil for the first quarter of 2009. Production attributable to the Trust’s net profits interests in the Robinson’s Bend field was 375,653 Mcf of gas for the quarter.
The average price attributable to production (excluding the Robinson’s Bend field) during the quarter ended March 31, 2009 was $3.53 per Mcf of gas after deducting gathering fees and $40.60 per Bbl of oil. Because the Trust’s index price for gas exceeded $2.40 per MMBtu during the first quarter, the working interest owners of the Underlying Properties (“Working Interest Owners”) were entitled to deduct 50% of such excess (“Sharing Price Adjustment”) in calculating the purchase price for production. The Sharing Price Adjustment for production attributable to the underlying properties in all four fields (excluding infill wells) during the quarter ended March 31, 2009 production was $0.8 million. Additionally, the Working Interest Owners accrue price credits as a result of its obligation to purchase gas for the minimum price of $1.95 per MMBtu. The Working Interest Owners are entitled to recoup such credits in future periods when the Trust’s index price exceeds the minimum price. The Working Interest Owners have no accrued price credits pertaining to gas sales as of March 31, 2009.
The Trust received no payments from the working interest owner with respect to the Robinson’s Bend field during the quarter ended June 30, 2009 pertaining to the production for the quarter ended March 31, 2009. The working interest owner reported in calculating Robinson’s Bend field net proceeds pertaining to the quarter ended March 31, 2009 production, gross revenues exceeded costs and expenses by approximately $637,000. However, the Trust anticipates that it will receive no payments for distributions to unitholders with respect to the Robinson’s Bend field until future proceeds exceed the sum of costs and expenses and the cumulative excess of such costs and expenses, including interest (“Robinson’s Bend Field Cumulative Deficit”). The Robinson’s Bend Field Cumulative Deficit pertaining to sales as of March 31, 2009 was approximately $1.1 million. The unitholders are urged to read the SEC filings by the Trust referencing the derivative unitholder action filed against the working interest owner of the Robinson Bend field relating to certain costs and expenses and all other filings by the Trust with the SEC carefully and in their entirety.
The Trust received the affirmative vote of the unitholders of more than 66 2/3% of the outstanding units to terminate the Trust at the meeting of unitholders held on January 29, 2008. Upon termination of the Trust, among other things, the Trustee is required to sell the net profits interests. No assurances can be given that the Trustee will be able to sell the net profits interests, or the price that will be distributed to unitholders following such a sale. Such distributions could be below the market value of the units.
The Trust can give no assurances of the effect of the results of the affirmative vote to terminate the Trust by the unitholders on the continued listing of the units on the New York Stock Exchange (NYSE) or any other national quotation system.
The Trust’s underlying properties are depleting assets consisting of net profits interests in proved developed oil and gas properties located in Texas, Alabama and Louisiana. Approximately 99% of the estimated reserves are gas.
This press release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts in this press release, including without limitation, statements about future production, production costs and termination of the Trust (except with respect to the fact that the Trust received the affirmative vote of the unitholders to terminate the Trust), are forward looking statements. No assurances can be given that these forward looking statements will prove to be correct. Factors which could cause such forward looking statements not to be correct include, among others, the cautionary statements set forth in the Trust’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including but not limited to, the volatility of oil and gas prices, future production costs, future oil and gas production quantities, operating hazards and environmental conditions.

TORCH ENERGY ROYALTY TRUST
QUARTER ENDED JUNE 30, 2009 DISTRIBUTION (1)

	Chalkley,
	Cotton Valley
	and	Robinson’s
	Austin Chalk	Bend
	Fields	Field (2)	Total
MCF
Chalkley	174,641	—
Cotton Valley	132,464	—
Austin Chalk	11,994	—
Robinson’s Bend	—	375,653

	319,099	375,653

BBLS
Chalkley	809	—
Cotton Valley	455	—
Austin Chalk	3,317	—
Robinson’s Bend	—	—

	4,581	—

Average price
Per MCF (after gathering fees)	$3.53	$3.01
Per BBL	$40.60	$0.00

Gas revenues, net of gathering fees	$1,125,886	$1,132,107
Oil revenues	186,005	—

	1,311,891	1,132,107

Lease operating expenses	502,094	1,675,574
Severance taxes	82,408	93,403

	584,502	1,768,977

Net proceeds before capital expenditures	727,389	(636,869)

Capital expenditures	37,254	—

Net proceeds	690,135	(636,869)
Cumulative deficit	—	—

	690,135	(636,869)
Net profits percentage	95.00%	n/a

Net profits income	655,628	—	655,628

Release of certain cash reserves			2,354,372

Cash distribution			$3,010,000

Cash distribution per unit			$0.3500

(1)	The quarter ended June 30, 2009 cash distribution mainly pertains to production during the quarter ended March 31, 2009. Infill well net proceeds received by the Trust and general and administrative costs incurred by the Trust during the quarter ended March 31, 2009 were not considered in determining the quarter ended June 30, 2009 cash distribution.

(2)	The Working Interest Owner of the Robinson’s Bend field reported that the revenues exceeded costs and expenses during the current quarter by $636,869. However, the Trust anticipated it will receive no payments for distributions to unitholders with respect to the Robinson’s Bend field until future proceeds exceed the sum of costs and expenses and the cumulative excess of such costs and expenses (“Robinson’s Bend Field Cumulative Deficit”) including interest. The Robinson’s Bend Field Cumulative Deficit (including interest) pertaining to sales as of March 31, 2009 was $1,054,717.